UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

IMAGISTICS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

	Delaware	1-16449	06-1611068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)			ID Number)

100 Oakview Drive

Trumbull, Connecticut	06611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 365-7000

                                                            Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

On April 6, 2005, Imagistics International Inc. issued a Press Release disclosing the discontinuance of its remanufactured copier product line, the shutdown of the Milford, Connecticut remanufacturing center and the related charges taken in the first quarter 2005, disclosed in Item 2.05 of this Current Report of Form 8-K, as well as severance charges associated with additional staff reductions, the early adoption of stock option expensing effective January 1, 2005, updated revenue trends in its facsimile and copier/MFP product lines and updating its previously issued guidance regarding anticipated earnings for the 2005 fiscal year to adjust for the charges and option expensing. A copy of this Press Release is furnished with this report as Exhibit 99.1.

Item 2.05. Costs Associated With Exit or Disposal Activities

On March 31, 2005, Imagistics International Inc. (the “Company”) determined to close its centralized National Remanufacturing Center in Milford, Connecticut and to discontinue its remanufactured copier product line. This decision was based upon a marked decrease in customer demand for remanufactured product resulting from the industry shift to connected digital technology and the Company’s analysis of the marketplace that confirms that the decline in demand for remanufactured copier products is expected to continue. This action will result in a restructuring charge of approximately $1.8 million, including employee termination benefits of approximately $0.2 million, inventory disposition, fixed asset write-off and related shutdown charges of approximately $1.1 million and long-lived fixed asset impairment charges of approximately $0.6 million. Of these amounts, future cash expenditures are expected to amount to approximately $0.5 million. Affected employees were notified on March 31, 2005 and the shutdown of operations at the Milford, CT location is scheduled to be completed by April 29, 2005. The Company expects to continue refurbishing copiers at its local distribution operations and to market this refurbished product.

Item 9.01. Financial Statements and Exhibits

(c) The following exhibit is furnished as a part of this Form 8-K Current Report:

Exhibit No.	Description

99.1	Press Release of Imagistics International Inc., dated April 6, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005	IMAGISTICS INTERNATIONAL INC.
(Registrant)

By: /s/MARK S. FLYNN________________
Name:	Mark S. Flynn
Title:	Vice President, General Counsel and
Secretary